CAREER HORIZONS
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          For Immediate Release

                    Career Horizons Acquires Berger & Co.
                          -------------------
                    Adds Over $30 million in IT Revenues

          Woodbury, NY--August 28, 1996 -- Career Horizons, Inc. (NYSE:
          CHZ) today announced the acquisition of Berger & Co., a rapidly growing provider of information technology consulting and staffing services. The privately-held firm, with offices in Denver, Houston and Dallas, is projected to generate revenues of over $30 million in the current fiscal year. Terms of the cash transaction were not disclosed.

          Berger & Co.'s experienced information technology specialists are available for a broad range of assignments, including systems planning, design, development and integration, supplemental programmer staffing, and technical writing. In addition, Berger provides extensive computer and software training to clients' employees, its own employees, and the general public. Each office has dedicated state-of-the-art equipment for training and full-time instructors. Berger & Co. was founded in 1981 by Wayne Berger, chief executive officer, who will remain in his present position.

          Walter W. Macauley, president and chief executive officer of Career Horizons, said, "With a strong presence in the Colorado and Texas markets, Berger & Co. is a welcome addition to our information technology staffing group, and it will be accretive to earnings. We look forward to sharing with our other IT companies Berger's extensive training capabilities, which enable information technology specialists to continually upgrade their skills in fast-paced fields such as client/server systems and on-line networking."

          Wayne Berger, CEO of Berger & Co., commented, "Affiliation with a major national company provides us with expanded opportunities to serve our clients and additional resources to support our growth."

          In addition to general and supplemental staffing, Career Horizons serves four specialty markets: information technology, health care, desktop publishing, and pharmacy. It has 577 company-owned, franchised and private label offices operating under recognized local and regional brand names.

          On August 26, 1996, Career Horizons and AccuStaff Incorporated (Nasdaq: ASTF) announced a definitive agreement under which Career Horizons will merge with AccuStaff. The combined company will be a nationwide provider of strategic staffing, consulting, and outsourcing services with a total of over 750 offices in 43 states.

          Contacts:

          Career Horizons, Inc.              Lundy Associates, Inc.
          Michael T. Druckman                Michael A. Lundy
          Chief Financial Officer            201-660-1100
          S 16-682-1403
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                    CAREER HORIZONS,INC.  177 Crossways Park Drive
                        Woodbury, NY 11797-2047  (516) 682-1400